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                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                              (Amendment Number 1)

                                  ROBERDS, INC.
                                ---------------
                                (Name of Issuer)

                        Common Shares, Without Par Value
                        --------------------------------
                         (Title of Class of Securities)

                                   770292-10-0
                                   -----------
                                 (CUSIP Number)


-------------------------------------------------------------------------
1)       Names of Reporting Persons
                  Kenneth W. Fletcher, Deceased
-------------------------------------------------------------------------
2)       Check the Appropriate Box if a Member of a Group
         (a)
         (b)
-------------------------------------------------------------------------
3)       SEC Use Only

-------------------------------------------------------------------------
4)       Citizenship or Place of Organization
                  United States Citizen

-------------------------------------------------------------------------
Number of         (5)      Sole Voting Power              54,681
Shares            -------------------------------------------------------
Beneficially      (6)      Shared Voting Power
Owned by          -------------------------------------------------------
Each              (7)      Sole Dispositive Power         54,681
Reporting         -------------------------------------------------------
Person With       (8)      Shared Dispositive Power
-------------------------------------------------------------------------
9)       Aggregate Amount Beneficially Owned by Each Reporting Person
                                                          54,681
----------------------------------------------------------------------
10)      Check if the Aggregate Amount in Row (9) Excludes Certain Shares
----------------------------------------------------------------------
11)      Percent of Class Represented by Amount in Row (9):   0.9%
----------------------------------------------------------------------
12)      Type of Reporting Person:                            IN
----------------------------------------------------------------------



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ITEM 1(a)         NAME OF ISSUER:
                           Roberds, Inc.

ITEM 1(b)         ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                           1100 East Central Avenue
                           Dayton, Ohio 45449-1888

ITEM 2(a)         NAME OF PERSON FILING:
                           Kenneth W. Fletcher, Deceased

ITEM 2(b)         ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:
                           1110 East Central Avenue
                           Dayton, Ohio 45449

ITEM 2(c)         CITIZENSHIP:
                           United States Citizen

ITEM 2(d)         TITLE OF CLASS OF SECURITIES:
                           Common Shares, Without Par Value

ITEM 2(e)         CUSIP NUMBER:
                           770292-10-0

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A (a-h):
                           Not applicable.

ITEM 4.           OWNERSHIP.
         (a)      Amount Beneficially Owned:                           54,681(1)
         (b)      Percent of Class:                                    0.9%
         (c)      Number of shares as to which such person has:
                  (i)      sole power to vote or to direct the vote:   54,681
                  (ii)     shared power to vote or to direct the vote:
                  (iii)    sole power to dispose or to direct the
                           disposition of:                             54,681
                  (iv) shared power to dispose or to direct the disposition of:





--------
1 Includes 1,000 shares held by Mr. Fletcher's spouse, for which Mr. Fletcher disclaims any beneficial ownership. This Schedule reflects the sale in the open market of 118,000 shares in January and February, 1998, and the transfer by gift of 1,323,401 shares in January 1999.


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ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
           If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of that class of securities, check the following [ X ].

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
                           Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.
                           Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
                           Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.
                           Not applicable.

ITEM 10. CERTIFICATION.
                           Not applicable.


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct


February 6, 1999

-----------------------------
Date
                  *

-----------------------------
Signature

Kenneth W. Fletcher, Deceased

-----------------------------
Name/Title


*By: /s/ Robert M. Wilson
    ---------------------
         Attorney-in-fact
         Pursuant to power of attorney filed herewith






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                                  EXHIBIT INDEX
                                  -------------



NUMBER         DESCRIPTION OF DOCUMENT
------         -----------------------

Exhibit 99     Power of Attorney







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